SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date filed:

April 30, 2003

To Our Shareholders:

          You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 28, 2003, at 4:00 p.m., local time. The annual meeting will be held at The Gray Exhibition Building, Eaton County Fairgrounds, 1025 South Cochran Avenue, Charlotte, Michigan 48813.

          At the annual meeting, in addition to voting on the election of directors, the approval of the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 2003 and the ratification of the appointment of Ernst & Young LLP as independent auditors for the current fiscal year, you will hear a report on Spartan Motors' business activities. On the following pages you will find the notice of annual meeting of shareholders and the proxy statement. We are mailing the proxy statement and enclosed proxy card to our shareholders on or about April 30, 2003.

          It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting.

Sincerely, John E. Sztykiel President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          You are cordially invited to attend the 2003 annual meeting of shareholders of Spartan Motors, Inc. The meeting will be held on Wednesday, May 28, 2003, at 4:00 p.m., local time, at The Gray Exhibition Building, Eaton County Fairgrounds, 1025 South Cochran Avenue, Charlotte, Michigan. At the meeting, we will:

(1)	consider and vote on the election of three directors to three-year terms expiring in 2006;

(2)	consider and vote on a proposal to approve the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 2003;

(3)	consider and vote on a proposal to ratify the appointment of Ernst & Young LLP as Spartan Motors' independent auditors for the current fiscal year; and

(4)	transact such other business as may properly come before the annual meeting.

          You can vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on April 7, 2003.

          A copy of the annual report to shareholders for the year ended December 31, 2002 is enclosed with this notice. We are mailing the following proxy statement and enclosed proxy card to our shareholders on or about April 30, 2003.

James W. Knapp
Secretary

Charlotte, Michigan
April 30, 2003

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 28, 2003

PROXY STATEMENT

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our" and "Spartan Motors" refer to Spartan Motors, Inc., and "you" and "your" refer to shareholders of Spartan Motors.

Time and Place of Annual Meeting

          You are cordially invited to attend the 2003 annual meeting of shareholders of Spartan Motors, Inc. The annual meeting will be held on Wednesday, May 28, 2003 at the Gray Exhibition Building, Eaton County Fairgrounds, 1025 South Cochran Avenue, Charlotte, Michigan 48813, at 4:00 p.m., local time.

Solicitation of Proxies

          This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Spartan Motors' board of directors for use at the annual meeting, and any adjournment of the meeting.

Mailing Date

          This proxy statement is being mailed to Spartan Motors' shareholders on and after April 30, 2003.

Purposes of the Meeting

          The purposes of the annual meeting are to consider and vote on:

  the election of three directors to three-year terms expiring in 2006;

  the approval of the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 2003;

  the ratification of the appointment of Ernst & Young LLP as our independent auditors for the current fiscal year; and

  such other business as may properly come before the meeting.

          We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters in accordance with their judgment.

Record Date

          You may vote at the meeting if you were a shareholder of record of Spartan Motors common stock on April 7, 2003. Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

          As of April 7, 2003, there were 12,149,577 shares of Spartan Motors common stock outstanding.

How to Vote Your Shares

          If you are a shareholder of record, that is, you hold your Spartan Motors stock in certificate form, you may vote by returning the enclosed proxy card. If you properly complete and sign the enclosed proxy card and return it so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy will be voted at the annual meeting and any adjournment of the annual meeting, as long as you do not revoke the proxy before or at the meeting.

          Regardless of how you vote, if you specify a choice, your shares will be voted as specified. If you do not specify a choice on your signed, returned proxy, your shares will be voted for (1) the election of all nominees for director named in this proxy statement, (2) approval of the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 2003, (3) the ratification of the appointment of Ernst & Young LLP as Spartan Motors' independent auditors for the current fiscal year and (4) with respect to any other matters that may come before the meeting or any adjournment of the meeting, in accordance with the discretion of the persons named as proxies on the proxy card.

"Street Name" Shareholders

          If you hold your shares in "street name," that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent.

How to Revoke Your Proxy

          If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by doing any of three things:

  by delivering written notice of revocation to Spartan Motors' Corporate Secretary, 1165 Reynolds Road, Charlotte, Michigan 48813;

  by delivering a proxy card bearing a later date than the proxy that you wish to revoke; or

  by attending the meeting and voting in person.

          Your last vote properly received before the meeting is the vote that will be counted. Please note that attending the meeting will not by itself revoke your proxy.

          If you are a street name holder and have instructed your broker to vote your shares, you must follow directions from your broker to change your vote.

Quorum

          In order for business to be conducted at the meeting, a quorum must be present. The presence in person or by properly executed proxy of the holders of a majority of all of the issued and outstanding shares of Spartan Motors common stock entitled to vote is necessary for a quorum at the meeting. For purposes of determining whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and broker non-votes.

Adjournment

          The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

          Election of Directors. A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

          Other Matters. The proposals to approve the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 2003 and to ratify the appointment of Ernst & Young LLP as Spartan Motors' independent auditors for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of those proposals. In counting votes on those proposals, abstentions and broker non-votes will not be counted as voted. Shares that are not voted will be deducted from the total shares of which a majority is required.

          We do not know of any other matters to be presented for shareholder action at the annual meeting.

          Broker Non-Votes. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker do not have discretionary voting power for the particular item upon which the vote is taken.

          We do not believe that your broker will have discretionary authority to vote your shares with respect to the Stock Option and Restricted Stock Plan of 2003 if you do not provide your broker with timely instructions as to how you wish to vote your shares. It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

Election of Directors

Nominees for Election

          The board of directors proposes that the following three individuals be elected as directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2006:

John E. Sztykiel
Charles E. Nihart
Kenneth Kaczmarek

          Each nominee is presently a director of Spartan Motors whose term will expire at the annual meeting. Biographical information concerning the nominees appears below under the heading "Spartan Motors' Board of Directors and Executive Officers," beginning on page 12.

          The persons named as proxies in the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors of Spartan Motors. However, if any or all or the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee or nominees. If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee(s). Proxies will not be voted for more than three nominees.

          Your board of directors recommends that you vote FOR election of each nominee.

Stock Option and Restricted Stock Plan of 2003

General

          The board of directors believes that the long-term interests of Spartan Motors would be advanced by aligning the interests of its directors, officers and employees with the interests of its shareholders. Therefore, to attract, retain and motivate directors and employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of Spartan Motors and its subsidiaries, on April 22, 2003, the board of directors adopted and approved, subject to shareholder approval, the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 2003 (the "Plan"). The Plan is intended to supplement and continue the compensation policies and practices of our other equity compensation plans, which we have used for several years, including our 1994 Incentive Stock Option Plan and our Stock Option and Restricted Stock Plan of 1998. Because these Plans will soon be completely utilized, the board of directors believes that approval of the Plan is advisable to make additional shares available for stock options and other awards.

          We intend to use the Plan to grant equity-based incentives to eligible participants. Most of the options granted under our current and prior plans (other than those granted to non-employee directors) have been incentive stock options within the meaning of the Internal Revenue Code. Incentive stock options must have an exercise price equal to the market value of the underlying stock on the date of the option grant. The Plan would authorize the continued grant of incentive stock options. The Plan also would permit the grant of other forms of long-term incentive compensation, if determined to be desirable to advance the purposes of the Plan. These other forms of long-term incentive compensation include non-qualified stock options and restricted stock (together with incentive stock options, collectively referred to as "incentive awards"). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Plan is intended to provide Spartan Motors with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the Plan and in turn promote the interests of our shareholders.

          No incentive awards have yet been made under the Plan. As such, the benefits to be received by our directors, executive officers and other employees are not presently determinable and the benefits that would have been received had the Plan been in effect for the most recent fiscal year are similarly not determinable. However, the Plan provides that directors who are not employees of Spartan Motors or its subsidiaries will receive (to the extent not received under current plans) two incentive awards per year: a non-qualified stock option to purchase 3,500 shares of Spartan Motors common stock will be granted to such non-employee directors (7,500 to the Chairman of the Board if the Chairman is a non-employee director) on June 30 and December 31 of each year. These director stock options are required to have an exercise price not lower than 85% of the per-share market value of Spartan Motors common stock on the date of grant, although such options granted to our non-employee directors under current plans have historically had exercise prices equal to the market price of the underlying Spartan Motors common stock on the grant dates.

          The Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA).

          The following is a summary of the principal features of the Plan. This summary is not complete and is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Appendix A to this proxy statement.

Authorized Shares

          Subject to certain anti-dilution adjustments, 1 million shares of Spartan Motors common stock would be available for issuance under the Plan. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute awards or that expire or terminate would remain available under the Plan. On April 22, 2003, the closing price of Spartan Motors common stock on Nasdaq was $9.26 per share. The Plan would not allow more than 50% of the shares authorized under the Plan to be issued as restricted stock. The Plan would not allow any participant to receive, in any calendar year, incentive awards issued under the Plan with respect to more than 125,000 shares of Spartan Motors common stock.

Eligible Participants

          We anticipate that the persons who will receive incentive awards under the Plan will be directors of Spartan Motors (currently seven persons) and officers (currently one additional person) and other employees (currently approximately 720 additional persons) of Spartan Motors and its subsidiaries. Under our current and prior plans, we have granted stock options to all employees who meet certain length-of-service requirements (typically, one year). Additional individuals may become directors, officers or employees in the future and could participate in the Plan. Directors, nominees for director, officers and employees of Spartan Motors and its subsidiaries may be considered to have an interest in the Plan because they may in the future receive incentive awards under it.

Administration of the Plan

          The Plan would be administered by the Compensation Committee of the board of directors. The Compensation Committee would determine, subject to the terms of the Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the Plan), the time of each grant, the terms and duration of each grant and all other determinations necessary or advisable for administration of the Plan. The Compensation Committee could amend the terms of incentive awards granted under the Plan from time to time in any manner, subject to the limitations specified in the Plan.

Stock Options

          The Plan would permit Spartan Motors to grant to participants options to purchase shares of Spartan Motors common stock at stated prices for specific periods of time. Some stock options may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. Other stock options would not be incentive stock options within the meaning of the Internal Revenue Code. Incentive stock options would be available only for employees. They would not be available for directors who are not employees. Stock options could be granted at any time before April 21, 2013, unless the Plan is earlier terminated by the board. The Compensation Committee could award options for any amount of consideration or no consideration, as the Compensation Committee determines.

          The Compensation Committee would establish the terms of individual stock option grants in stock option agreements or certificates of award, or both. These documents would contain terms, conditions and restrictions that the Compensation Committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares. The terms could also provide for automatic regrants of options. Automatic regrants could be for the number of previously owned shares held by that individual for at least six months that are surrendered to Spartan Motors in connection with the exercise of an outstanding stock option or the payment of taxes in connection with the vesting of restricted stock or the exercise of a stock option.

          The exercise price of a stock option would be determined by the Compensation Committee. The Compensation Committee does not presently intend to grant any options at an exercise price less than the closing market price of Spartan Motors common stock on the date of grant. As required by the Internal Revenue Code, the exercise price of incentive stock options must be at least equal to the fair market value of Spartan Motors common stock on the date of grant. No incentive award could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of then-outstanding incentive awards to the same participants.

          When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Compensation Committee, shares of Spartan Motors common stock that the participant has held for at least six months, or other consideration substantially equal to cash. The Compensation Committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The board of directors could restrict or suspend the power of the Compensation Committee to permit such loans, however, and could require that adequate security be provided.

          Although the term of each stock option would be determined by the Compensation Committee, no stock option would be exercisable under the Plan after ten years from the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled, is terminated without cause, or voluntarily leaves his or her employment or directorship before retirement (as defined in the Plan). If an option holder is terminated for cause (as determined by the Compensation Committee or officers designated by the Compensation Committee), the option holder would forfeit all rights to exercise any outstanding stock options. Subject to the other terms of the Plan, if an option holder retires, the option holder could exercise options for the remainder of their terms, unless the terms of the option agreement or award provide otherwise.

          Without Compensation Committee approval, stock options granted under the Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement.

Federal Tax Consequences of Stock Options

          Incentive Stock Options. Under current federal income tax laws, an option holder would not recognize income and Spartan Motors would not receive a deduction when an incentive stock option is granted. An option holder exercising an incentive stock option would not recognize income at the time of the exercise. However, the difference between the market value and the exercise price would be a tax preference item for purposes of calculating alternative minimum tax. Upon the sale or other disposition of the underlying stock, as long as the option holder held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, the option holder's basis would equal the exercise price and the option holder would pay tax on the difference between the sale proceeds and the exercise price as capital gain. Spartan Motors would receive no deduction for federal income tax purposes.

          If, before the expiration of either of the two holding periods described above, the option holder sold shares acquired under an incentive stock option, the option holder generally would recognize compensation taxed as ordinary income equal to the difference between (1) the lesser of (a) the fair market value of the stock at the time of exercise or (b) the amount realized on the sale or disposition and (2) the exercise price paid for the stock. Spartan Motors would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Additional gains, if any, recognized by the option holder would result in the recognition of capital gain.

          Nonqualified Stock Options. Federal income tax laws provide different rules for nonqualified stock options that do not meet the Internal Revenue Code's definition of an incentive stock option. An option holder would not recognize any income and Spartan Motors would not receive a deduction when a nonqualified stock option is granted. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the fair market value of the stock on the date of exercise and the exercise price paid. Spartan Motors would receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder's tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Restricted Stock

          The Plan also permits the Compensation Committee to award restricted stock, subject to the terms and conditions set by the Compensation Committee that are consistent with the Plan. The Compensation Committee could award restricted stock for any amount of consideration or no consideration, as the Compensation Committee determines.

          As with stock option grants, the Compensation Committee would establish the terms of individual awards of restricted stock in restricted stock agreements or certificates of award. Restricted stock granted to a participant would "vest" (i.e., the restrictions on it would lapse) in the manner and at the times that the Compensation Committee determines.

          Unless the Compensation Committee otherwise consents or permits or unless the terms of a restricted stock agreement or award provide otherwise, if a participant's employment or directorship is terminated during the restricted period (i.e., the period of time during which restricted stock is subject to restrictions) for any reason other than death, disability or retirement, the shares of the participant's restricted stock that are still subject to restrictions at that time would be forfeited and returned to Spartan Motors. If the participant's employment or directorship is terminated during the restricted period because of death, disability or retirement, the restrictions on the participant's shares of restricted stock would terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of restricted stock awarded to the participant, multiplied by the number of full months that have elapsed since the date of grant, and then divided by the total number of full months in the restricted period. All of the remaining shares would be forfeited and returned to Spartan Motors, unless the Compensation Committee provides otherwise.

          Until the restricted stock vests, a recipient of restricted stock would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock other than to Spartan Motors or by will or the laws of descent and distribution without Compensation Committee authorization. The Compensation Committee could impose additional restrictions on shares of restricted stock. Holders of restricted stock would enjoy all other rights of a shareholder with respect to restricted stock, including the right to vote restricted shares at shareholders' meetings and the right to receive dividends. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares would be subject to the same terms, conditions and restrictions that are applicable to the restricted stock with respect to which the shares are received.

Federal Tax Consequences of Restricted Stock

          Generally, under current federal income tax laws a participant would not recognize income upon the award of restricted stock. However, a participant would be required to recognize compensation income at the time the restricted stock vests equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, Spartan Motors would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock is forfeited by a participant, the participant would not recognize income and Spartan Motors would not receive a deduction. Before the time the restricted stock vests, dividends paid on restricted stock would be reported as compensation income to the participant and Spartan Motors would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

          A participant could, within 30 days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only when the participant sells the restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of restricted stock, a participant would recognize capital gain (or loss) in the amount of the difference between the sale price and the participant's basis in the stock.

Effects of a Change in Control of Spartan Motors

          Upon the occurrence of a "change in control" of Spartan Motors (as defined in the Plan), all outstanding stock options would become immediately exercisable in full and would remain exercisable in accordance with their terms. All other outstanding incentive awards under the Plan would immediately become fully vested, exercisable and nonforfeitable. In addition, the Compensation Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options would receive, in lieu of some or all of their stock options, cash in an amount equal to the greater of the excess of (1) the highest sale price of the shares on Nasdaq (or whatever quotation system or stock exchange on which Spartan Motors common stock is listed at the time) immediately before the effective date of the change in control or (2) the highest price per share actually paid in connection with the change in control, over the exercise price of the stock options.

Tax Withholding

          If incentive awards are made under the Plan, Spartan Motors could withhold from any cash otherwise payable to a participant or require a participant to remit to Spartan Motors amounts necessary to satisfy applicable withholding and employment-related taxes. Minimum required tax withholding obligations could also be satisfied by withholding Spartan Motors common stock to be received upon exercise of or vesting of an incentive award or by delivering to Spartan Motors previously owned shares of common stock.

Termination and Amendment of the Plan

          The board of directors could terminate the Plan at any time and could from time to time amend the Plan as it considers proper and in the best interests of Spartan Motors, provided that no amendment could impair any outstanding incentive award without the consent of the participant, except according to the terms of the Plan or the incentive award. No termination, amendment or modification could become effective with respect to any incentive award outstanding under the Plan without the prior written consent of the participant holding the award, unless the amendment or modification operated solely to the participant's benefit.

Effective Date of the Plan

          Subject to shareholder approval, the Plan would take effect on April 22, 2003, and, unless terminated earlier by the board of directors, no awards could be made under the Plan after April 21, 2013.

          If the Plan is not approved by the shareholders, no incentive awards will be made under the Plan to any director, officer or employee.

Section 162(m) of the Internal Revenue Code

          Section 162(m) of the Internal Revenue Code limits to $1 million the annual income tax deduction that a publicly held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified "performance-based" compensation is exempt from the $1 million limit and may be deducted even if other compensation exceeds $1 million. The proposed Plan is intended to provide performance-based compensation under Section 162(m) to permit compensation associated with stock options awarded under the Plan to be tax deductible to Spartan Motors while allowing, as nearly as practicable, the continuation of Spartan Motors' pre-existing practices with respect to the award of stock options. No participant in the Plan may be granted, in any calendar year, awards representing more than 125,000 shares of Spartan Motors common stock available for awards under the Plan.

Registration of Shares

          Spartan Motors intends to register shares covered by the Plan under the Securities Act of 1933 before any incentive award could be exercised or any restricted stock is granted.

          Your board of directors recommends that you vote FOR approval of the Stock Option and Restricted Stock Plan of 2003.

Ownership of Spartan Motors Stock

Five Percent Shareholders

          The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors' outstanding shares of common stock as of April 7, 2003 (or any different dates specified in the footnotes to the table):

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Sole Voting and Dispositive Power(1)	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership(1)(2)	Percent of Class

George W. Sztykiel (3)	323,559	283,628	607,187	5.0%

William F. Foster (3)	1,037,317	--	1,037,317	8.5

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401 (4)	753,250	--	753,250	6.2

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109 (5)	604,780	--	604,780	5.0

Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019 (6)	728,500	--	728,500	6.0

(1)

For Messrs. Sztykiel and Foster, these numbers include shares subject to options that are currently exercisable or that are exercisable within 60 days after April 7, 2003, granted under Spartan Motors' stock option plans. For Mr. Sztykiel, the number of shares subject to such options was 27,500 and for Mr. Foster the number of shares subject to such options was 122,500.

(2)

For Mr. Sztykiel, these numbers include shares over which he is entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom Mr. Sztykiel may have substantial influence by reason of relationship.

(3)	Based on information provided by each of these persons. Each such person's address is c/o Spartan Motors, Inc., 1165 Reynolds Road, Charlotte, Michigan 48813.

(4)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2003. The Schedule 13G/A indicates that, as of December 31, 2002, Dimensional Fund Advisors Inc. was considered the beneficial owner of 753,250 shares of Spartan Motors common stock as a result of furnishing investment advice and serving as investment manager to various clients. The Schedule 13G/A indicates that, as of December 31, 2002, Dimensional had sole voting and dispositive power over 753,250 shares of Spartan Motors common stock.

(5)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2003. The Schedule 13G indicates that, as of December 31, 2002, FMR Corp. was considered the beneficial owner of 604,780 shares of Spartan Motors common stock, over which it had both sole voting power and sole dispositive power.

(6)

Based on information set forth in a Schedule 13G filed with the SEC on February 5, 2003. The Schedule 13G indicates that, as of December 31, 2002, Royce & Associates, LLC was considered the beneficial owner of 728,500 shares of Spartan Motors common stock as a result of serving as an investment adviser to various clients. The Schedule 13G indicates that, as of December 31, 2002, Royce & Associates had sole voting and dispositive power over 728,500 shares of Spartan Motors common stock.

Security Ownership of Management

          The following table sets forth the number of shares of common stock that each of Spartan Motors' directors and nominees for director, each of the named persons (as that term is defined in the Summary Compensation Table on pages 15-16) and all directors and executive officers (including all named persons) as a group beneficially owned as of April 7, 2003:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)(3)	Percent of Class

John E. Sztykiel	152,146	187,405	339,551	2.8%
William F. Foster	1,037,317	--	1,037,317	8.5
David R. Wilson	63,500	--	63,500	*
George Tesseris	83,000	1,000	84,000	*
Charles E. Nihart	69,750	--	69,750	*
Richard J. Schalter	31,763	225	31,988	*
Kenneth Kaczmarek	0	0	0	*
James W. Knapp	10,500	0	10,500	*
James L. Logan	42,827	0	42,827	*
All directors and named persons as a group (9 persons)	1,490,803	188,630	1,679,433	13.3%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that are exercisable within 60 days after April 7, 2003, that were awarded under Spartan Motors' 1984 and 1994 Incentive Stock Option Plans, our 1988 Non-Qualified Stock Option Plan or our Stock Option and Restricted Stock Plan of 1998. The number of shares subject to such stock options for each listed person is shown below:

John E. Sztykiel	132,500
William F. Foster	122,500
David R. Wilson	53,500
George Tesseris	65,000
Charles E. Nihart	65,000
Richard J. Schalter	27,500
Kenneth Kaczmarek	0
James W. Knapp	10,500
James L. Logan	37,500
All directors and executive officers as a group	514,000

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

Spartan Motors' Board of Directors and Executive Officers

          Spartan Motors' board of directors currently consists of seven directors. The board of directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

          Biographical information concerning Spartan Motors' directors, executive officers and persons who are nominated for election to the board of directors is presented below.

Nominees for Election as Directors to Terms Expiring in 2006

          John E. Sztykiel (age 46) has been a director since 1988. Mr. Sztykiel has been Spartan Motors' President since December 1992 and Chief Executive Officer since June 2002. He was our Chief Operating Officer from December 1992 to June 2002. Mr. Sztykiel previously served as the Executive Vice President and Vice President of Sales of Spartan Motors from 1989 to 1990. From 1985 to 1989, he was our Director of Marketing - Diversified Products Group.

          Charles E. Nihart (age 66) has been a director since 1984. Mr. Nihart, a certified public accountant consultant, established the certified public accounting firm of Nihart and Nihart, P.C., in 1972. The Lansing offices of Nihart and Nihart merged with Maner, Costerison and Ellis, P.C., C.P.A., on January 1, 1989. Mr. Nihart was affiliated with the firm on a consulting basis until 2001. Mr. Nihart is the former owner and President of AARO Rentals, Inc., of Lansing, Michigan, a rental company of heavy duty equipment, which he sold in 2000.

          Kenneth Kaczmarek (age 63) has been a director since 2003. Mr. Kaczmarek brings nearly four decades of automotive and heavy-truck industry experience to our board of directors. Prior to joining our board of directors, Mr. Kaczmarek was an independent consultant to the automotive industry from 1996 to 2000. From 1994 to 1996, Mr. Kaczmarek had various executive responsibilities, including service as

President of Volvo Truck Finance during its start-up phase. From 1981 to 1994, he was the Chief Financial Officer and Executive Vice President of Finance of Volvo GM Heavy Truck Corporation.

Directors With Terms Expiring in 2004

          George Tesseris (age 71) has been a director since 1984. Mr. Tesseris has been a practicing partner with the law firm of Tesseris, P.C. (formerly Tesseris and Crown, P.C.) since 1981. From 1972 to 1981, Mr. Tesseris was a partner in the law firm of Church, Wyble, Kritselis and Tesseris.

          David R. Wilson (age 67) has been a director since 1996 and Chairman of the Board since June 2002. Since 1993, Mr. Wilson has been an independent consultant to the automotive and commercial vehicle industry. From 1982 to 1993, Mr. Wilson was Vice President of Volvo GM Heavy Duty Truck Corporation and from 1979 to 1982, Mr. Wilson served as general manager of field operations for Mercedes Benz of North America.

Directors With Terms Expiring in 2005

          William F. Foster (age 61) has been a director since 1978. Mr. Foster, a firefighter for approximately 30 years, is a founder of Spartan Motors and has served as its Vice President since 1976. From 1965 to 1975, Mr. Foster served as a designer draftsman for Diamond Reo Trucks, Inc.

          Richard J. Schalter (age 49) has been a director since August 1999. Mr. Schalter, a certified public accountant, has served as Executive Vice President since August 2000. From November 1996 to July 2002, he served as Chief Financial Officer, as well as Secretary and Treasurer. From June 1989 until November 1996, Mr. Schalter served as Treasurer and Director of Finance and Administration of Great Lakes Hybrids, an international distributor and subsidiary of KWS a.g. From March 1986 to June 1989, Mr. Schalter served as Treasurer and financial administrator for Martin Systems, Inc., a worldwide supplier of electrical controls and machine operating systems.

Executive Officers Who Are Not Directors

          James W. Knapp (age 57) has been our Chief Financial Officer, Secretary and Treasurer since July 2002. Mr. Knapp has a background that includes more than three decades in finance, operations and information systems. Prior to joining Spartan Motors, he served as Chief Financial Officer of G&T Industries, a privately held manufacturing and distribution firm, from 1997 to January 2002. He was an independent consultant from January 2002 through June 2002. He also served for eight years with Smiths Industries, a publicly traded London-based manufacturer of aerospace, medical and industrial products, in the positions of Vice President of Finance and Information Technology and, earlier, Vice President of Finance and Administration for the Grand Rapids, Michigan division. Additionally, he spent 10 years with Herman Miller, Inc., a publicly traded office furniture manufacturer.

Board Meetings and Committees

          Spartan Motors' board of directors held 11 meetings during 2002. Each incumbent director attended at least 75% of the aggregate of (1) the total number of board of directors meetings and (2) the total number of meetings held by all committees of the board of directors on which he served (held during the periods that he served on the board and on such committees). The board of directors has the following standing committees:

          Audit Committee. The Audit Committee is responsible for the following activities:

  selecting the independent auditors;

  reviewing and approving the scope of the yearly audit plan and proposed budget for audit fees;

  reviewing the results of the annual audit with the independent auditors;

  reviewing Spartan Motors' internal controls with the independent auditors;

  reviewing and approving audit and permitted non-audit services to be performed by the independent auditors; and

  reporting to the board of directors on the Audit Committee's activities and findings and making recommendations to the board of directors on these findings.

          Spartan Motors believes that all of the members of the Audit Committee are "independent," as that term is defined in Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market. Spartan Motors' board of directors has adopted a written charter for the Audit Committee, a copy of which was included with our proxy statement for the 2001 annual meeting of shareholders.

          Messrs. Nihart (Chairman), Tesseris, Wilson and, since February 2003, Mr. Kaczmarek are members of the Audit Committee. The Audit Committee met three times during 2002.

          Compensation Committee. The responsibilities of the Compensation Committee include:

  recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors' executive officers;

  reviewing and making recommendations to the board of directors regarding stock options awarded under Spartan Motors' stock option plans; and

  reviewing all material proposed option plan changes.

          The Compensation Committee also determines the employees to whom options will be granted, the number of shares covered by each option, the exercise price of each option and other matters associated with option awards.

          Messrs. Tesseris (Chairman), Nihart and Wilson are members of the Compensation Committee. The Compensation Committee met three times during 2002.

          Nominating Committee. The Nominating Committee develops and recommends to Spartan Motors' board of directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates and recommends to the board of directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the board of directors at each annual meeting of shareholders.

          David Wilson (Chairman), John Sztykiel and William Foster are members of the Nominating Committee. The Nominating Committee met three times during 2002.

          Shareholder Nominations of Directors. The Nominating Committee will consider nominees for election to the board of directors submitted by shareholders. Spartan Motors' bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder's intent to make a nomination or nominations has been given to Spartan Motors' Secretary at least 120 days before the date of notice of the meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected.

          Each such notice to the Secretary must include:

  the name, age, business address and residence of each nominee proposed in the notice;

  the principal occupation or employment of each nominee;

  the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

  a statement that each nominee is willing to be nominated; and

  such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Executive Compensation

Compensation Summary

          The following table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended December 31, 2002, by the Chief Executive Officer, each of our executive officers who served in positions other than Chief Executive Officer at the end of the last completed fiscal year and whose salaries and bonus for 2002 were in excess of $100,000 and one additional person whose salary and bonus for 2003 was greater than $100,000 but does not serve as an executive officer (collectively, the "named persons"). During 2002, two different persons served in the position of Chief Executive Officer: George Sztykiel retired after the 2002 annual meeting of shareholders, at which point John E. Sztykiel replaced him in that position.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus(2)	Number of Securities Underlying Options	All Other Compensation(3)

George W. Sztykiel(4) Chief Executive Officer	2002 2001 2000	$75,226 135,014 132,185	$113,401 77,899 69,519	0 12,500 12,500	$2,154 2,875 2,803

John E. Sztykiel(4) President, Chief Executive Officer and Director	2002 2001 2000	$182,152 164,258 163,854	$281,332 107,371 101,895	20,000 15,000 15,000	$2,202 2,988 3,257

Richard J. Schalter Executive Vice President and Director	2002 2001 2000	$163,331 148,331 137,018	$233,901 85,943 69,726	15,000 12,500 12,500	$1,357 1,792 2,505

William F. Foster Vice President and Director	2002 2001 2000	$94,745 88,161 80,129	$61,324 29,757 19,157	12,500 12,500 12,500	$1,396 1,630 1,674

James W. Knapp(5) Chief Financial Officer, Secretary and Treasurer	2002	$59,500	$79,372	10,500	$0

James L. Logan Vice President of Engineering, Spartan Motors Chassis	2002 2001 2000	$131,000 120,165 114,655	$131,171 63,463 47,696	7,500 7,500 7,500	$1,788 2,010 2,263

(1)	Includes director fees paid by Spartan Motors. See "Compensation of Directors" on page 19.

(2)

Includes payments under (1) our Quarterly Bonus Program, in which all employees of Spartan Motors participate, and (2) our Spartan Profit and Return Management Incentive Bonus Plan, which is described in "Compensation Committee Report on Executive Compensation-Annual Bonuses" on page 21.

(3)	Consists solely of Spartan Motors' contribution to its profit-sharing plans.

(4)

George Sztykiel stepped down as Chief Executive Officer of Spartan Motors after the 2002 annual meeting of shareholders, which was held on June 11, 2002 (at which point John Sztykiel became CEO). Accordingly, amounts reported as George Sztykiel's salary for 2002 represent only approximately 6.5 months of salary.

(5)	Mr. Knapp joined Spartan Motors in July 2002. Accordingly, amounts reported as his salary for 2002 represent only approximately six months of salary.

          Our stock option plans are administered by the Compensation Committee of the board of directors, which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

          The following table sets forth information regarding stock options granted to the named persons during 2002:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying	Percent of Total Options Granted to	Exercise Price		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted(1)	Employees in Fiscal Year	Per Share	Expiration Date	0%	5%	10%

George W. Sztykiel	0	0%	N/A	N/A	--	N/A	N/A

John E. Sztykiel	20,000	4.3	$11.38	12/30/2012	--	$143,136	$362,736

Richard J. Schalter	15,000	3.2	11.38	12/30/2012	--	107,532	272,052

William F. Foster	12,500	2.7	11.38	12/30/2012	--	89,460	226,710

James W. Knapp	3,000 7,500	0.7 1.6	15.30 11.38	7/8/2012 12/30/2012	-- --	28,866 53,676	73,153 136,026

James L. Logan	7,500	1.6	11.38	12/13/2012	--	53,676	136,026

(1)

On December 31, 2002, Spartan Motors granted options to purchase shares of Spartan Motors common stock over a 10-year period (Mr. Knapp also received an option grant in July 2002, as shown above.) Exercise prices of stock options are determined by the Compensation Committee and were equal to the fair market value of Spartan Motors' common stock on the date of grant. (On December 31, 2002, the closing price of Spartan Motors' common stock, as reported on Nasdaq, was $11.38 per share). Options are immediately exercisable. Options terminate, subject to certain limited exercise provisions, in the event of death or termination of employment or directorship. With respect to options granted under the Stock Option and Restricted Stock Plan of 1998, the compensation committee may include provisions in the stock option agreement or certificate of award that provide that if a change in control (as defined in that plan) of Spartan Motors occurs, then the stock option will immediately vest or, alternatively, the option holder would receive cash in lieu of the options.

          The following table summarizes the options exercised by the named persons during 2002 and the options held by them as of December 31, 2002:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

George W. Sztykiel	62,500	$416,488	27,500	--	$ 96,575	--
John E. Sztykiel	25,000	207,988	132,500	--	368,530	--
Richard J. Schalter	45,000	249,445	27,500	--	49,125	--
William F. Foster	--	--	122,500	--	441,975	--
James W. Knapp	--	--	10,500	--	0	--
James L. Logan	7,000	42,535	37,500	--	190,830	--

(1)	An option is considered "in the money" for purposes of this table if its exercise price was lower than the market value of Spartan Motors' common stock as of December 31, 2002 ($11.38 per share).

          The following table provides information about Spartan Motors' equity compensation plans regarding the number of securities to be issued under these plans, the weighted-average exercise prices of options outstanding under these plans and the number of securities available for future issuance as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	1,900,930	$8.57	211,785	(4)

Equity compensation plans not approved by security holders (2)	0	--	25,000

Total (3)	1,900,930	$8.57	236,785	(4)

(1)          Consists of the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 1998 (the "1998 Plan"), the Spartan Motors, Inc. 1996 Stock Option and Restricted Stock Plan for Outside Market Advisors (the "1996 Plan"), the Spartan Motors, Inc. 1994 Incentive Stock Option Plan (the "1994 Plan") and the Spartan Motors, Inc. 1988 Non-Qualified Stock Option Plan (the "1988 Plan").

(2)          Consists of the Spartan Motors, Inc. Directors' Stock Purchase Plan. This plan provides that non-employee directors of the Company may elect to receive at least 25% and up to 100% of their "director's fees" in the form of

Spartan Motors common stock. The term "director's fees" means the amount of income payable to a non-employee director for his or her service as a director of Spartan Motors, including payments for attendance at meetings of Spartan Motors' board of directors or meetings of committees of the board, and any retainer fee paid to such persons as members of the board. A non-employee director who elects to receive Spartan Motors common stock in lieu of some or all of his or her director's fees will, on or shortly after each "applicable date," receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director's fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term "applicable date" means any date on which a director's fee is payable to the participant. To date, no shares have been issued under this plan.

(3)          Each of the plans reflected in the above chart contains customary anti-dilution provisions that are applicable in the event of a stock split or certain other changes in Spartan Motors' capitalization. Furthermore, each of the 1998 Plan, the 1996 Plan and the 1994 Plan provides that if a stock option is canceled, surrendered, modified, expires or is terminated during the term of the plan but before the exercise of the option, the shares subject to the option will be available for other awards under the plan.

(4)          Of this amount, 48,630 shares could be issued as restricted stock awards under the 1998 Plan and 89,500 shares could be issued as restricted stock awards under the 1996 Plan.

Compensation of Directors

          Each director receives a $2,000 quarterly retainer fee plus an expense reimbursement of $750 for each meeting of the board of directors that he attends. However, in lieu of the foregoing, our Chairman of the Board receives a $75,000 annual retailer fee, which is paid in monthly installments. In addition, each non-employee director generally receives option grants for 7,000 shares of Spartan Motors common stock annually, 3,500 of which are granted on the last day of June and 3,500 of which are granted on the last day of December; however, the Chairman of the Board (if a non-employee director) receives option grants for 15,000 shares of Spartan Motors common stock annually, 7,500 of which are granted on the last day of June and 7,500 of which are granted on the last day of December. The exercise prices for all of these options, which are granted under our Stock Option and Restricted Stock Plan of 1998, are equal to the closing price for the shares on the date of the grant. Directors are also eligible to participate in the Spartan Motors, Inc. Directors' Stock Purchase Plan. See footnote 2 to the preceding table.

Compensation Committee Report on Executive Compensation

          The Compensation Committee of the board of directors develops and recommends to the board of directors Spartan Motors' executive compensation policies. The Compensation Committee also administers Spartan Motors' executive compensation program and recommends for approval to the board of directors the compensation to be paid to the Chief Executive Officer and other executive officers. The Compensation Committee consists of three directors, none of whom is a current or former employee of Spartan Motors.

Compensation Philosophy

          The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation as well as incentives to achieve superior financial performance. The Compensation Committee's policies are designed to achieve the following five primary objectives:

  integrate management's compensation with the achievement of Spartan Motors' annual and long-term performance goals;

  reward excellent corporate performance;

  recognize individual initiative and achievement;

  attract and retain qualified management; and

  align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value.

The Compensation Committee sets management compensation at levels that the Compensation Committee believes are consistent with other companies in Spartan Motors' industry.

          Executive compensation consists of both cash and equity, and includes:

  base salary;

  profit-sharing incentive bonus; and

  long-term incentives through participation in stock option plans.

In addition, Spartan Motors provides various benefits to its employees, including Spartan Motors' executive officers.

          Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to the named executive officers in excess of $1 million annually, with some exceptions. We have examined our executive compensation policies in light of Section 162(m) and the regulations under that section. We do not expect that any portion of Spartan Motors' deduction for employee remuneration will be disallowed in 2003 or in future years by reason of awards granted in 2003.

Base Salary

          To attract and retain well qualified executives, the Compensation Committee's policy is to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries for executive officers are determined initially by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at companies in similar industries. Some of the companies used for this comparison are included in the indices used in the stock price performance graph presented in this proxy statement (see pages 23 to 24).

          The Compensation Committee believes that base salaries should approximate the mid-

point of the range of salaries paid for similar positions by companies in similar industries. The Compensation Committee may recommend adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors' executives.

          The Compensation Committee determines annual salary adjustments by evaluating the competitive marketplace and the performance of Spartan Motors and the executive officer, as well as any increased responsibilities assumed by the executive officer. Salary adjustments generally are determined and implemented on a 12-month cycle.

Annual Bonuses

          The Compensation Committee selects members of management to participate in Spartan Motors' incentive bonus program. The Compensation Committee considers several factors in determining the annual incentive bonus, if any, paid to management, including achievement of Spartan Motors' strategic and operating goals and an individual's achievement of personal goals. In addition, the Compensation Committee considers factors such as net earnings per share, revenues, return on assets and return on equity.

          In 2001, the board of directors adopted the Spartan Motors, Inc. Spartan Profit and Return Plan (the "SPAR Plan"). The SPAR Plan is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market's evaluation of Spartan Motors' performance and communicate Spartan Motors' financial objectives in a clear and quantifiable manner. Participants in the SPAR Plan include key management personnel and other persons that are included upon the recommendation of the President of Spartan Motors and the approval of the Chairman of the Board. The Compensation Committee is responsible for annually reviewing the provisions of the SPAR Plan and approving all payouts under it.

          Amounts payable under the SPAR Plan are based on the achievement of a target amount for Spartan Motors' net operating profit after tax for a given year, less a capital charge. This amount is known as the "SPAR amount." Each participant's bonus is determined by multiplying (1) his or her "target bonus percentage" (which is determined separately for different categories of employees) by (2) the SPAR multiple by (3) the participant's annual salary. The "SPAR multiple" is a fraction of the SPAR amount. For example, if Spartan Motors' net operating profit after tax for a given year, less the capital charge, was exactly equal to the applicable SPAR amount, then the SPAR multiple would be 1 for that year. The SPAR multiple is computed to one decimal. In addition, the SPAR Plan provides that participants may earn additional individualized bonuses based on the achievement of certain mutually agreed-upon personal objectives.

          The SPAR Plan generally requires that 25% of the amount that would otherwise be payable to a participant for a given year be "banked" (although individualized bonuses are not subject to banking). Amounts that are banked may be paid in future years but are subject to forfeiture in accordance with the terms of the SPAR Plan. Amounts that are banked accrue interest under the SPAR Plan.

Stock Option Plans

          Spartan Motors currently grants stock options under its 1994 Incentive Stock Option Plan and its Stock Option and Restricted Stock Plan of 1998. Spartan Motors' stock option plans allow officers and employees to purchase common stock of Spartan Motors at a price established on the date of grant. Options granted under the Stock Option and Restricted Stock Plan of 1998 to non-employee directors must have an exercise price equal to at least 85% of the fair market value of Spartan Motors common stock on the date of grant. Incentive stock options granted under the 1994 Incentive Stock Option Plan or the Stock Option and Restricted Stock Plan of 1998 must have an exercise price equal to at least 100% of the fair market value on the date of grant. The Compensation

Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate) and approves management's recommendations for awards.

          Absent unusual circumstances, the Compensation Committee historically has granted stock options on an annual basis to officers, employees and directors who are employees of Spartan Motors and on a biannual basis to directors who are not employees of Spartan Motors. (See "Compensation of Directors" on page 19.) Spartan Motors' stock option plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests and reward executive officers and other employees for building shareholder value. The Compensation Committee believes stock ownership by management and other employees is beneficial.

          In determining the number of options to be awarded to an officer or employee, the Compensation Committee takes into consideration the levels of responsibility and compensation of the individual. The Compensation Committee also considers the recommendations of management (other than awards to the Chief Executive Officer), the individual performance of the officer or employee and the number of shares or other compensation awarded to officers or employees in similar positions at other companies. Generally, both the number of options granted and their proportion relative to the total number of options granted increase corresponding to the level of a participant's responsibility. Although the Compensation Committee also may consider the number of options already held by an officer or employee, the Compensation Committee does not consider this factor to be particularly important in determining the amounts of awards.

Chief Executive Officer

          The Chief Executive Officer's compensation is based on the policies and objectives outlined above for all executive officers. Mr. John Sztykiel's base salary in 2002 was approximately 9.3% above his 2001 salary, which in part represents the fact that he was promoted to the position of CEO. John Sztykiel's annual incentive bonus award for 2002 was $281,332, which includes Spartan Motors' quarterly bonus program and his annual incentive bonus under the SPAR Plan. During 2002, John Sztykiel was awarded options to purchase 20,000 shares of Spartan Motors common stock.

          Mr. George Sztykiel's salary during the six and a half months that he served as CEO during 2002 was largely unchanged from 2001, and George Sztykiel was not granted any stock options in 2002. In 2002, George Sztykiel was awarded a $113,401 bonus under Spartan Motors' bonus plans.

Board Approval

          All recommendations of the Compensation Committee attributable to 2002 compensation were unanimous and were approved and adopted by the board of directors without modification.

Respectfully submitted,

George Tesseris, Chairman
Charles E. Nihart
David R. Wilson

Audit Committee Report

          The Audit Committee reviews and supervises on behalf of the board of directors Spartan Motors' procedures for recording and reporting the financial results of its operations. Spartan Motors' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors' audited financial statements for the year ended December 31, 2002, and has discussed those financial statements with Spartan Motors' management.

          The Audit Committee has also discussed with Spartan Motors' independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the judgments of the independent auditors concerning the quality of Spartan Motors' accounting principles and such other matters that are required under applicable rules, regulations, generally accepted accounting principles or generally accepted auditing standards to be discussed with the independent auditors. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board and has discussed their independence from Spartan Motors and Spartan Motors' management with them, including a consideration of the compatibility of non-audit services with their independence.

          After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors' board of directors that the audited financial statements for the year ended December 31, 2002 be included in Spartan Motors' Annual Report on Form 10-K for the year ended December 31, 2002.

Respectfully submitted,

Charles E. Nihart, Chairman
George Tesseris
David R. Wilson
Kenneth Kaczmarek

Stock Price Performance Graph

          The following graph compares the cumulative total shareholder return on Spartan Motors' common stock to the CRSP Total Return Index for The Nasdaq Stock Market ("CRSP NASDAQ") and the CRSP Total Return Index for Trucking and Transportation Stocks reported on The Nasdaq Stock Market ("CRSP T&T"), over a five-year period ended December 31, 2002, using December 31, 1997 as the starting point. The CRSP NASDAQ is a broad-based equity market index developed by the Center for Research in Security Prices at the University of Chicago. The CRSP T&T is comprised of companies with a market capitalization similar to that of Spartan Motors and also is developed by the Center for Research in Security Prices. The CRSP NASDAQ index and CRSP T&T index both assume dividend reinvestment.

          Cumulative total shareholder return is measured by dividing (1) the sum of: (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of the measurement period.

          The dollar values for total shareholder return plotted in the graph above are shown in the table below:

DECEMBER 31	SPARTAN MOTORS	CRSP NASDAQ	CRSP T&T

1997	$ 100.00	$ 100.00	$ 100.00
1998	93.84	140.99	90.36
1999	72.27	261.48	86.11
2000	28.35	157.42	78.27
2001	109.39	124.89	92.56
2002	196.91	86.34	94.20

Independent Auditors

Proposal to Ratify Appointment of Ernst & Young LLP as Spartan Motors' Independent Auditors for the Current Fiscal Year

          Subject to the approval of shareholders, Spartan Motors has appointed Ernst & Young LLP as its independent auditors for its 2003 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

          Your board of directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP.

Ernst & Young's Fees

          Audit Fees. Ernst & Young billed Spartan Motors a total of $175,000 for its professional services rendered in connection with the audit of Spartan Motors' 2002 annual financial statements and for reviews of the financial statements included in Spartan Motors' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

          Financial Information Systems Design and Implementation Fees. No related fees were billed by Ernst & Young during 2002.

          All Other Fees. Spartan Motors paid to Ernst & Young $307,930 during 2002 for services provided by Ernst & Young other than the services described above. These fees were for tax preparation services, tax consulting services and professional services rendered in connection with the audit of the Spartan Motors, Inc. Profit Sharing Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors' directors and officers and persons who beneficially own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file with the SEC. Based solely on our review of the copies of such reports that we received, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2002 fiscal year, we believe that our directors and officers complied with all applicable Section 16(a) filing requirements during 2002, except that Messrs. Wilson, Nihart and Tesseris were each late in filing one Form 4 to report option grants that they automatically received on December 31, 2002 pursuant to the terms of the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 1998. Also, Mr. Schalter was late in filing a Form 4 to report (1) three purchases of Spartan Motors common stock by his children in February 2002 and (2) two transactions in April 2002.

Shareholder Proposals

          Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2004 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than January 1, 2004 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2004 must be received by Spartan Motors not later than March 16, 2004 or they will be considered untimely.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. In addition, we have engaged Georgeson Shareholder Communications Inc., at an estimated cost of $5,500 plus expenses and disbursements, to assist us in the solicitation of proxies.

By order of the board of directors

James W. Knapp
Secretary

Charlotte, Michigan
April 30, 2003

APPENDIX A

SPARTAN MOTORS, INC.

STOCK OPTION AND RESTRICTED STOCK PLAN OF 2003

SECTION 1

Establishment of Plan; Purpose of Plan

          1.1          Establishment of Plan. The Company hereby establishes the STOCK OPTION AND RESTRICTED STOCK PLAN OF 2003 (the "Plan") for its directors, corporate, divisional and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options and Restricted Stock.

          1.2          Purpose of Plan. The purpose of the Plan is to provide directors, officers and key management employees of the Company, its divisions and its Subsidiaries with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of directors, officers and key employees with the interests of the Company's shareholders through the opportunity for increased stock ownership and to attract and retain directors, officers and key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that most awards of Stock Options under the Plan are to provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended if necessary to achieve that purpose.

SECTION 2

Definitions

          The following words have the following meanings unless a different meaning plainly is required by the context:

          2.1          "Act" means the Securities Exchange Act of 1934, as amended.

          2.2          "Board" means the Board of Directors of the Company.

          2.3          "Change in Control," unless otherwise defined in an Incentive Award, means (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 20% or more of the outstanding Common Stock or the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors; (c) the approval by the shareholders of the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the approval by the shareholders of the

Company of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company other than to a Permitted Successor.

          2.4          "Code" means the Internal Revenue Code of 1986, as amended.

          2.5          "Committee" means the Compensation Committee of the Board. The Committee shall consist of at least two members of the Board and all of its members shall be Non-employee Directors and "outside directors" as defined in the regulations issued under Section 162(m) of the Code.

          2.6          "Common Stock" means the Common Stock, $.01 par value, of the Company.

          2.7          "Company" means Spartan Motors, Inc., a Michigan corporation, and its successors and assigns.

          2.8          "Competition" means participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or any Subsidiary. Such participation may be by way of employment, consulting services, directorship or officership. Ownership of less than 3% of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be deemed Competition.

          2.9          "Continuing Directors" mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company's shareholders was approved by a vote of three-quarters (3/4) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

          2.10          "Employee Benefit Plan" means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

          2.11          "Excluded Holder" means (a) any Person who at the time this Plan was adopted was the beneficial owner of 10% or more of the outstanding Common Stock; or (b) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

          2.12          "Incentive Award" means the award or grant of a Stock Option or Restricted Stock to a Participant pursuant to the Plan.

          2.13          "Market Value" shall equal the last reported sales price of shares of Common Stock on The Nasdaq Stock Market (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, or if The Nasdaq Stock Market (or any such successor) is closed on that date, the last preceding date on which The Nasdaq Stock Market (or any such successor) was open for trading and on which shares of Common Stock were traded. If the Company's Common Stock is not listed on Nasdaq or another quotation system or stock exchange on the date in question, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

          2.14          "Mature Shares" means shares of Common Stock that a Participant has owned for at least six months.

          2.15          "Non-employee Director" shall have the meaning set forth in Rule 16b-3 under the Act as in effect from time to time.

          2.16          "Participant" means a director, corporate officer, divisional officer or any key employee of the Company, its divisions or its Subsidiaries who is granted an Incentive Award under the Plan.

          2.17          "Permitted Successor" means a company that, immediately following the consummation of a transaction specified in clauses (c) and (d) of the definition of "Change in Control" above, satisfies each of the following criteria: (a) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Company's outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors of the company is comprised of Continuing Directors.

          2.18          "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

          2.19          "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

          2.20          "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

          2.21          "Retirement" means the voluntary termination of all employment by a Participant or the fulfillment of the term for which a director of the Company was elected followed by that director not standing for re-election (as applicable) after the Participant has attained 62 years of age, or such other age as shall be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

          2.22          "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

          2.23          "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

SECTION 3

Administration

          3.1          Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be officers or employees of the Company or its Subsidiaries. Except as limited in this Plan or as may be necessary to ensure that this Plan provides performance-based compensation under Section 162(m) of the Code, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

          3.3          Amendments or Modifications of Awards. The Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of then outstanding Incentive Awards to the same Participants.

          3.4          Indemnification of Committee Members. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

          4.1          Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares of Common Stock available for Incentive Awards under the Plan shall be 1,000,000 shares of Common Stock; plus shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or expire or terminate prior to the exercise or vesting of the Incentive Award in full and shares that are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, whether previously owned or otherwise subject to such Incentive Award; provided, that not more than 50% of the shares authorized for issuance under the Plan pursuant to this Section 4.1 may be issued as Restricted Stock. Such shares shall be authorized and may be unissued shares, shares issued and reacquired by the Company or shares bought on the market.

          4.2          Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 125,000 shares of Common Stock, subject to adjustment as provided in Section 4.3 of the Plan. The purpose of this Section 4.2 is to ensure that the Plan may provide performance-based compensation under Section 162(m) of the Code and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

          4.3          Adjustments.

          (a)          Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Incentive Awards and reserved for issuance under the Plan, together with applicable exercise prices, as well as the number of shares available for issuance under the Plan and the limitation provided in Section 4.2, shall be adjusted appropriately. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

          (b)          Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the Persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices) and reserves for Incentive Awards under this Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive.

SECTION 5

Stock Options

          5.1          Grant.

          (a)          Officers and Employees. Except as set forth below for Non-employee Directors, a Participant may be granted one or more Stock Options under the Plan. The Committee, in its discretion, may provide in the initial grant of a Stock Option or other Incentive Award for the subsequent automatic grant of additional Stock Options for the number of Mature Shares, if any, that are surrendered to the Company in connection with the exercise or vesting of the initial or any subsequently granted Stock Option or other Incentive Award. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options.

          (b)          Non-employee Directors. Subject to the limitation imposed by Section 4.2 and the adjustments imposed by Section 4.3 and to the extent not granted under the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 1998, an Option to purchase 3,500 shares of Common Stock shall be granted automatically on June 30 and December 31 of each year, to each director of the Company who is, at the time of such grant, a Non-employee Director; provided, however, that if any Non-employee Director is at the time of grant the Chairman of the Board, the number of shares subject to the Option granted to that Non-employee Director shall be 7,500. Options shall be granted at an option price to be determined by the Committee, subject to the condition that such price will be equal to or greater than 85 percent of the fair market value of the Common Stock at the date of grant of the Option. Options granted to Non-employee Directors shall not be treated as incentive stock options under Section 422(b) of the Code.

          5.2          Stock Option Agreements. Stock Options shall be evidenced by stock option agreements and/or certificates of award containing the terms and conditions applicable to such Stock

Options. To the extent not covered by the stock option agreement, the terms and conditions of this Section 5 shall govern.

          5.3          Stock Option Price. The per share Stock Option price shall be determined by the Committee. The per share Option price of any Option intended to qualify as an incentive stock option under Section 422(b) of the Code shall be equal to or greater than 100% of the Market Value on the date of grant. The date of grant of an Option shall be the date the Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Option.

          5.4          Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in Mature Shares or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. Except as limited by the Sarbanes-Oxley Act or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

          5.5          Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

          5.6          Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

          5.7          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the

Participant, including without limitation those that refer to the Participant's employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          5.8          Termination of Employment, Directorship or Officer Status. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise:

          (a)          General. If a Participant ceases to be a director of the Company or ceases to be employed by or an officer of the Company or one of its Subsidiaries for any reason other than the Participant's death, disability, Retirement or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment, directorship or officer status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination unless the Committee otherwise consents or the terms of the Option agreement provide otherwise, and not beyond the original terms of the Stock Options. For purposes of the Plan, the following shall not be considered a termination of employment, or, where applicable, directorship or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company; (iv) a termination of employment with continued service as an officer or director; or (v) a termination of a directorship with continued service as an employee or officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death. If a Participant dies either while a director of the Company or an employee or officer of the Company or one of its Subsidiaries or after the termination of employment or directorship other than for cause but during the time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination of employment or directorship, whichever first occurred, and not beyond the original terms of the Stock Options.

          (c)          Disability. If a Participant ceases to be a director of the Company or ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant's disability, the Participant may exercise his or her Stock Options in accordance with their terms for one year following such termination of employment or directorship, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

          (d)          Participant Retirement. If a Participant Retires as a director of the Company or an employee or officer of the Company or one of its Subsidiaries, Stock Options granted under the Plan may be exercised in accordance with their terms during the remaining terms of the Stock Options.

          (e)          Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

          (f)          Additional Provisions in Stock Option Agreements. The Committee may, in its sole discretion, provide by resolution or by including provisions in any Stock Option agreement entered into with a Participant that the Participant shall have no further right to exercise any Stock Options after termination of employment or directorship if the Committee determines the Participant has entered into Competition with the Company.

SECTION 6

Restricted Stock

          6.1          Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, a Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it considers appropriate. The Committee may also require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

          6.2          Restricted Stock Agreements. Awards of Restricted Stock shall be evidenced by restricted stock agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless a restricted stock agreement or certificate provides otherwise, Restricted Stock awards shall be subject to the terms and conditions set forth in this Section 6.

          6.3          Termination of Employment, Directorship or Officer Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock) or unless the restricted stock agreement or grant provides otherwise:

          (a)          General. In the event of termination of employment, directorship or officer status during the Restricted Period for any reason other than death, disability, Retirement or termination for cause, any shares of Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment, or, where applicable, directorship or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the

Company; (iv) a termination of employment with continued service as an officer or director; or (v) a termination of a directorship with continued service as an employee or officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death, Retirement or Disability. In the event a Participant terminates his or her employment or directorship with the Company because of death, disability or Retirement during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the Restricted Period. All remaining shares shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock either before or after the death, disability or Retirement of the Participant.

          (c)          Termination for Cause. If a Participant's employment or directorship is terminated for cause, the Participant shall have no further right to exercise or receive any Restricted Stock and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

          6.4          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock agreement or grant provide otherwise: (i) shares of Restricted Stock shall not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant, his or her guardian or legal representative.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          6.5          Legending of Restricted Stock. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 2003 (the "Plan"). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

          6.6          Rights as a Shareholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 6.1, 6.3 and 6.4 of the Plan. Unless the Committee otherwise determines or unless the terms of the restricted stock agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate.

SECTION 7

Change in Control

          7.1          Acceleration of Vesting. If a Change in Control of the Company shall occur, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options shall become immediately exercisable in full and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

          7.2          Cash Payment for Stock Options. If a Change in Control of the Company shall occur, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company over the exercise price per share of such Stock Options.

SECTION 8

General Provisions

          8.1          No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

          8.2          Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied (but only to the extent required to satisfy the minimum amount required to be withheld by law or regulation) by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock.

          8.3          Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

          8.4          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          8.5          No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ or directorship of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment and a directorship may be terminated consistent with the Company's Restated Articles of Incorporation and Bylaws, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

          8.6          Suspension of Rights under Incentive Awards. The Company, by notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant's employment or directorship with the Company and its Subsidiaries is under consideration.

          8.7          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          8.8          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 9

Termination and Amendment

          The Board may terminate the Plan at any time or may from time to time amend the Plan as it considers proper and in the best interests of the Company, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

SECTION 10

Effective Date and Duration of the Plan

          This Plan shall take effect April 22, 2003, subject to approval by the shareholders at the 2003 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after April 21, 2013.

PROXY	SPARTAN MOTORS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 2003	PROXY

          The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held on May 28, 2003, and hereby appoints Richard J. Schalter and James W. Knapp, or either of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned in Spartan Motors, Inc. at such Annual Meeting, and at any adjournment thereof, for the purpose of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND FOR THE OTHER PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect three directors for three-year terms expiring in 2006.				2.	To approve the Spartan Motors, Inc. Stock Option and Restricted Stock Plan of 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐
			NOMINEES
	☐	FOR ALL NOMINEES	☐	John E. Sztykiel	3.	To ratify the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year.	☐	☐	☐

	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Charles E. Nihart

	☐	FOR ALL EXCEPT (See instructions below)	☐	Kenneth Kaczmarek

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder___________________________   Date:  _______   Signature of Shareholder________________   Date:  _______________

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.